UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 18, 2012

STEVIA NUTRA CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-170128	27-3038945
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

37 Bannisters Road, Corner Brook, Newfoundland, Canada		A2H 1M5
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(709) 660-3056

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2012, Stevia Nutra Corp. (the “Company”) appointed David Foo as VP of Southeast Asia Operations of the Company.

David Foo

Mr. Foo has spent the past six years in Cambodia.  During this time, he developed the ability to communicate within, and understand, the local business environment while dealing with complex business challenges.  He also developed an extensive network of business relationships in Cambodia’s public and private sectors.

Since 2009, he has been the chief operating officer of Ecologica Co. Ltd., a company that specializes in natural resource, infrastructure and agro-forestry project development.  Mr. Foo is responsible for overseeing the group’s business activities and interests throughout Asia-Pacific.

Prior to joining Ecologica Co. Ltd., he was a development director for foreign investors on several agro projects in Cambodia.

He earned a Bachelor of Business degree in Business Management from Australia’s International Hotel School and a Masters degree at Monash University in Melbourne in Development.  Mr. Foo currently resides in Phnom Penh, Kingdom of Cambodia.

We appointed Mr. Foo as the Company’s VP of Southeast Asia Operations because he has an extensive network of contacts in South Asia and his ability to raise capital.

There have been no other transactions since the beginning of its last fiscal year or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Foo had or will have a direct or indirect material interest which would be required to be reported herein.  There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEVIA NUTRA CORP.
/s/ Brian W. Dicks
Brian W. Dicks
President and Director

Date: June 18, 2012